Exhibit 10.B
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) dated as of August 4, 2009, is between Viad Corp, a Delaware corporation (“Viad”) and Kevin M. Rabbitt, an individual (“Consultant”). In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto agree as follows:
1. Engagement. Viad hereby engages Consultant to serve in the capacity of an independent contractor to advise and provide consultation to Viad as requested by Viad from time to time (“Services”). Viad’s requests for Services shall be made by Paul B. Dykstra, Chairman, President and Chief Executive Officer of Viad Corp, or John F. Jastrem, President and Chief Executive Officer - Event Marketing & Services Group of Viad Corp, or their respective designee. In the performance of the Services, Consultant shall act in accordance with his own expertise, experience, manner and methods and shall not be subject to the supervision and control of employees or executives of Viad or its affiliates in the day to day exercise of his expertise or the application of his experience, or manner and methods of service in the performance of the Services; provided, however, that nothing in this section shall be construed to relieve Consultant from any obligation to act in accordance with policies and procedures established by Viad with respect to its contractors generally.
2. Consulting Fee. Viad shall pay Consultant a lump sum amount of $12,500 per calendar month, payable in arrears.
3. Term. The term of this Agreement shall be for three (3) calendar months commencing on October 1, 2009 and expiring on December 31, 2009 (“Term”).
4. Termination. Either party may terminate this Agreement prior to the expiration of the Term, for any reason or no reason, on thirty (30) days’ prior written notice of such termination to the other party.
5. Expenses. Viad shall reimburse Consultant for all out-of-pocket, reasonable and necessary expenses incurred in connection with Consultant’s performance of the Services, including business travel (air travel at first class).
6. Office and Equipment. During the Term, Viad shall, at its sole expense, provide Consultant with the use of an office at the headquarters of GES Exposition Services, Inc. (“GES”) in Las Vegas, Nevada. In connection therewith, Viad shall provide the necessary office-related services and equipment at the GES headquarters, including but not limited to office parking, telecommunication equipment, computer and secretarial assistance.
7. Indemnification. It is agreed that Consultant shall be indemnified in connection with Services provided hereunder at the same level of indemnification as is provided to officers of the Corporation including providing legal counsel. Notwithstanding the foregoing, Viad shall pay no employment-related withholding or other taxes or charges of any nature in connection with the consulting fees paid to Consultant hereunder.

8. Independent Contractor. Viad and Consultant acknowledge and agree that Consultant is an independent contractor and not an employee or partner of Viad, and that neither party shall have the authority to bind the other or otherwise incur liability on behalf of the other, except as otherwise provided herein. The fees or any other amounts paid to Consultant hereunder shall not be considered salary for any purpose, and the Services provided by Consultant hereunder do not entitle Consultant to any of the fringe and supplemental benefits that Viad and/or its affiliates provides for its employees. Consultant has full responsibility for the payment of taxes in respect of fees paid by Viad hereunder.
9. Compliance. During the Term, Consultant shall comply with all applicable regulations, ordinances and laws relating to the performance of Services. Consultant further agrees to comply with all applicable provisions of Viad’s Always Honest Compliance & Ethics Program Manual in the performance of the Services.
10. Continuing Obligation. The parties acknowledge and agree that this Agreement does not amend or modify the provisions of the Separation Agreement and Release, dated July 13, 2009 (“Separation Agreement”), and does not otherwise waive the continuing obligations of Consultant or GES Exposition Services, Inc. under the Separation Agreement.
11. Effect of Termination. Upon termination of this Agreement, Corporation shall pay Consultant the portion of any fee earned or accrued up to the date of termination, but shall not be obligated to pay any fee in respect of any period after the date of termination.
12. Miscellaneous. This Agreement supersedes any and all prior negotiations and oral or written agreements between the parties made relating to the subject matter hereof, and constitutes the entire agreement of the parties relating to the subject matter hereof. This Agreement may not be altered or amended except by a writing signed by the parties. No waiver of any provision hereof shall extend to or affect any obligation not expressly waived, or impair any right consequent on such obligation. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Viad, whether by merger, consolidation, sale of shares or assets or operation of law, but shall not be assignable by Consultant.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

VIAD CORP		KEVIN M. RABBITT

By:	/s/ Paul B. Dykstra Paul B. Dykstra Chairman, President and Chief Executive Officer	By:	/s/ Kevin M. Rabbitt

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